Exhibit j

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees Legg Mason Partners Trust II:

We consent to the use of our report, incorporated herein by reference, dated February 22, 2006, for Legg Mason Partners International Large Cap Fund (formerly Smith Barney International Large Cap Fund), a series of Legg Mason Partners Trust II (formerly Smith Barney Trust II) as of December 31, 2005 and to the references to our firm under the headings “Financial highlights” in the Prospectus and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KMPG LLP

New York, New York April 24, 2006